Exhibit 99.2

The Hartford Financial Services Group, Inc.

2007-2008 Compensation of Non-Employee Directors

— For the annual service period beginning on May 16, 2007, the date of the next Annual Meeting of Shareholders—

Standard Fees
Annual Restricted Stock Award Description:
$150,000 valuation Granted on the date of the Annual Meeting of Shareholders Vests three years from the date of the award

Annual Retainer Payable in Cash Description:
$45,000 Payable immediately following the Annual Meeting of Shareholders

Meeting Fee Description:
for each meeting of the Board of Directors attended $2,500 per meeting

Fee for each Committee meeting attended Description:
$2,000 per meeting

Committee Chairperson Annual Retainer Description:
$10,000 for the chairpersons of each of the Legal and Public Affairs Committee and the Nominating and Corporate Governance Committee
$25,000 for the chairpersons of each of the Audit Committee and the Compensation and Personnel Committee

Other

Deferred Compensation Plan Description:
May defer all or any portion of cash compensation into The Hartford Deferred Compensation Plan May defer all or any portion of cash compensation into The Hartford 2005 Incentive Stock Plan.

Insurance Description:
$100,000 of group life insurance and $750,000 of AD&D Directors may purchase additional voluntary AD&D insurance

Reimbursable Expenses Description:
Travel and related expenses incurred in connection with service on the Board of Directors and its Committees All reasonable expenses incurred for director education